Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com
ATHERSYS REPORTS THIRD QUARTER 2011 RESULTS
Management to host conference call at 4:30 p.m. Eastern today
Cleveland, OHIO, (November 14, 2011) — Athersys, Inc. (NASDAQ: ATHX), a leader in the emerging field of regenerative medicine, today announced its financial results for the third quarter of 2011. The Company also announced earlier today that it had successfully regained the exclusive rights to MultiStem® for the cardiovascular field through the mutual termination of its collaboration with Angiotech Pharmaceuticals, Inc. (Angiotech), allowing it greater flexibility in clinical development and the opportunity to pursue new business collaborations within or including this important field.
Highlights from the Third Quarter and Recent Events:
•	Negotiated the recovery of all rights to the MultiStem cardiovascular program through the termination of the collaboration and license agreements with Angiotech;

•	Entered into a $20 million equity purchase agreement with Aspire Capital, separately announced today;

•	Advanced enrollment in Phase II clinical trial of MultiStem to treat patients with ulcerative colitis being conducted by Pfizer Inc.;

•
Completed enrollment of repeat dose arm of Phase I clinical trial of MultiStem administered to individuals undergoing allogeneic hematopoietic stem cell transplants and at risk for graft-versus-host disease (GvHD);

•	Initiated Phase II clinical study to evaluate administration of MultiStem to ischemic stroke patients;

•	Secured up to $640,000 in funding from Fast Forward to develop MultiStem for completing preclinical development of MultiStem for the treatment of multiple sclerosis;

•	Supported publication in Circulation Research of results of successful Phase I acute myocardial infarction (AMI) study;

•	Revenues of $2.4 million in the third quarter of 2011 compared to $2.0 million in the third quarter of 2010; and

•	Cash, cash equivalents and available-for-sale securities of $16.5 million at September 30, 2011.

PAGE 2: ATHERSYS REPORTS THIRD QUARTER 2011 RESULTS
“In the past few months, we have taken some important steps to better position ourselves for substantial value creation,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer of Athersys. “In regaining the rights to our cardiovascular programs, it provides us with the ability to consider alternative development and commercialization opportunities or broader, platform-based partnerships that include the cardiovascular area. Additionally, we have put in place an equity purchase arrangement to provide additional financial flexibility as we pursue business development opportunities and other activities.”
“We continue to advance the development of MultiStem in multiple areas of substantial unmet need, including progress with our partner, Pfizer, in our Phase II clinical study evaluating MultiStem administration to patients suffering from ulcerative colitis. We have also initiated patient screening in a double-blind, placebo controlled Phase II study evaluating the safety and efficacy of MultiStem administered to patients who have suffered an ischemic stroke, which remains an area of tremendous unmet medical need and a substantial commercial opportunity. In addition, we completed enrollment of the repeat dose arm of our Phase I study in patients undergoing hematopoietic stem cell transplantation, who are at-risk of GvHD and other complications. We expect to report top-line results around the end of the year or early in 2012,” concluded Dr. Van Bokkelen.
Third Quarter Results
Revenues for the three months ended September 30, 2011 increased to $2.4 million as compared to $2.0 million in the comparable period in 2010. Contract revenue increased $0.5 million for this period primarily as a result of the impact of the partnership with RTI Biologics, Inc. to develop a stem cell-based bone allograft product for the orthopedic field.
Research and development expenses remained level at $4.3 million for the three months ended September 30, 2011 and 2010. Clinical and preclinical development costs decreased from period to period, primarily as a result of less clinical and manufacturing costs associated with MultiStem clinical trials, while patent legal fees, personnel costs and other research expenses increased.
General and administrative expenses decreased to $1.1 million for the three months ended September 30, 2011 as compared to $1.3 million in the comparable period in 2010, due primarily to a decrease in legal and professional fees, personnel costs, and stock-based compensation expense during this period.
For the three months ended September 30, 2011, other income of $0.8 million was recorded from a decrease in the warrant liability related to our February 2011 registered direct offering.
As a result, the net loss for the three months ended September 30, 2011 improved to $2.3 million as compared with a net loss of $3.7 million for the comparable period in 2010.
In the first nine months of 2011, the Company used net cash of $10.0 million in our operating activities compared to $8.0 million in the same 2010 period. At September 30, 2011, the Company had $16.5 million in cash, cash equivalents and available-for-sale securities.

PAGE 3: ATHERSYS REPORTS THIRD QUARTER 2011 RESULTS
Conference Call
As previously announced, Dr. Van Bokkelen and William (B.J.) Lehmann, Athersys’ President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	November 14, 2011
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	17675756
Live webcast	www.athersys.com, in the ‘Investors’ section
A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on November 28, 2011 by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 from abroad, and entering access code 17675756. The archived webcast will be available on the Company’s website, www.athersys.com, in the ‘Investors’ section under ‘Events and Presentations.’
About Athersys
Athersys is a clinical stage biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing MultiStem®, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs, including for treating damage caused by myocardial infarction, bone marrow transplantation and oncology treatment support, ischemic stroke, and inflammatory bowel disease. The Company also has developed a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation of Gene Expression (RAGE®). Athersys has forged several key strategic alliances and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.
The Athersys, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4548

PAGE 4: ATHERSYS REPORTS THIRD QUARTER 2011 RESULTS
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other disease indications, and the prevention of graft-versus-host disease. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise additional capital; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

PAGE 5: ATHERSYS REPORTS THIRD QUARTER 2011 RESULTS
Athersys, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$16,542	$15,181
Other current assets	973	2,763
Equipment, net	1,318	955
Other long-term assets	28	207

Total assets	$18,861	$19,106

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$4,216	$3,297
Deferred revenue	2,966	6,804
Warrant liability	1,100	—
Total stockholders’ equity	10,579	9,005

Total liabilities and stockholders’ equity	$18,861	$19,106

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2010 has been derived from the audited financial statements as of that date.

PAGE 6: ATHERSYS REPORTS THIRD QUARTER 2011 RESULTS
Athersys, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Contract revenue	$2,071	$1,601	$6,712	$4,515
Grant revenue	283	395	1,067	1,092

Total revenues	2,354	1,996	7,779	5,607

Costs and expenses
Research and development	4,328	4,342	13,360	10,569
General and administrative	1,110	1,329	3,721	4,249
Depreciation	75	71	202	216

Total costs and expenses	5,513	5,742	17,283	15,034

Loss from operations	(3,159)	(3,746)	(9,504)	(9,427)
Interest income, net	9	47	75	165
Other income (expense), net	809	11	(65)	(64)

Net loss	$(2,341)	$(3,688)	$(9,494)	$(9,326)

Basic and diluted net loss per share	$(0.10)	$(0.19)	$(0.41)	$(0.49)
Weighted average shares outstanding, basic and diluted	23,502,932	18,929,640	22,966,047	18,929,436
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